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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

McMoRan Exploration Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

McMoRan Exploration Co.
Notice of Annual Meeting of Stockholders
May 4, 2006
March 28, 2006

Date:	Thursday, May 4, 2006

Time:	2:30 p.m., Eastern Time

Place:	Hotel du Pont 11th and Market Streets Wilmington, Delaware 19801

Purpose:	• To elect seven directors
• To ratify the appointment of our independent auditors, and
• To transact such other business as may properly come before the meeting

Record Date:	Close of business on March 7, 2006
      Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your cooperation will be appreciated.

By Order of the Board of Directors.

Nancy D. Parmelee
Senior Vice President, Chief Financial
Officer & Secretary

Information about Attending the Annual Meeting
Who Can Vote
Voting Rights
Quorum
How Your Proxy Will Be Voted
Proxy Solicitation
Stockholder Proposals
Corporate Governance
Director Compensation
Election of Directors
Information About Director Nominees
Stock Ownership of Directors and Executive Officers
Stock Ownership of Certain Beneficial Owners
Executive Officer Compensation
Retirement Benefit Programs
Corporate Personnel Committee Report On Executive Compensation
Compensation Committee Interlocks and Insider Participation
Audit Committee Report
Independent Auditors
Selection and Ratification of the Independent Auditors
Performance Graph
Certain Transactions
Section 16(a) Beneficial Ownership Reporting Compliance
Annex A

Information about Attending the Annual Meeting
If you plan to attend the meeting, please bring the following:

1. Proper identification.

2. Acceptable Proof of Ownership if your shares are held in “Street Name.”
Street Name means your shares are held of record by brokers, banks or other institutions.
Acceptable Proof of Ownership is (a) a letter from your broker stating that you owned McMoRan Exploration Co. stock on the record date or (b) an account statement showing that you owned McMoRan Exploration Co. stock on the record date.
Only stockholders of record on the record date may attend or vote at the annual meeting.

McMoRan Exploration Co.
1615 Poydras Street
New Orleans, Louisiana 70112
      The 2005 Annual Report to Stockholders, including financial statements, is being mailed to stockholders together with these proxy materials on or about March 28, 2006.
      This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of McMoRan Exploration Co. for use at our Annual Meeting of Stockholders to be held on May 4, 2006, and at any adjournments (the meeting).
Who Can Vote
       Each share of our common stock that you held on the record date entitles you to one vote at the meeting. On the record date, there were 28,308,623 shares of common stock outstanding.
Voting Rights
       Inspectors of election will count votes cast at the meeting. In uncontested elections, our directors are elected by the affirmative vote of the holders of a majority of the shares voted. In contested elections where the number of nominees exceeds the number of directors to be elected, the directors will be elected by a plurality of shares voted. Under our by-laws, all other matters require the affirmative vote of the holders of a majority of our common stock present in person or by proxy at the meeting, except as otherwise provided by statute, our certificate of incorporation or our by-laws. Abstentions as to all such matters to come before the meeting will be counted as votes against those matters.
      Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers do not receive voting instructions from their customers, they notify the company on the proxy form that they lack voting authority. The votes that could have been cast on the matter in question by brokers who did not receive voting instructions are called “broker non-votes.” Broker non-votes will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.
Quorum
       A quorum at the meeting is a majority of our common stock entitled to vote present in person or represented by proxy. The persons whom we appoint to act as inspectors of election will determine whether a quorum exists. Shares of our common stock represented by properly executed and returned proxies will be treated as present. Shares of our common stock present at the meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.
How Your Proxy Will Be Voted
       The board of directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend in person.
      Granting Your Proxy. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If you make no specifications, your proxy will be voted:

•	in favor of the proposed director nominees, and

•	for the ratification of the appointment of the independent auditors.
      We expect no matters to be presented for action at the meeting other than the items described in this proxy statement. By signing and returning the enclosed proxy, however, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the meeting, and they intend to vote on any such other matter in accordance with their best judgment.
      Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you wish to vote in person at the meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the meeting.
Proxy Solicitation
       We will pay all expenses of soliciting proxies for the meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for Georgeson’s services will be $6,000 plus its reasonable out-of-pocket expenses. We may have our employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, telecopy, personal interview or other means.
Stockholder Proposals
       If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing by November 21, 2006 to: Secretary, McMoRan Exploration Co., 1615 Poydras St., New Orleans, Louisiana 70112.
      If you want to present a proposal at next year’s annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our corporate secretary, at the above address, by January 5, 2007, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our corporate secretary, or access our by-laws on our web site at http://www.mcmoran.com/aboutus/corpgov.htm. Failure to comply with our by-law procedures and deadlines may preclude presentation of the matter at the meeting.
Corporate Governance
Corporate Governance Guidelines; Ethics and Business Conduct Policy
      Our corporate governance guidelines and our ethics and business conduct policy are available at http://www.mcmoran.com/aboutus/corpgov.htm and are available in print upon request. We intend to post promptly on that web site amendments to or waivers, if any, from our ethics and business conduct policy made with respect to any of our directors and executive officers.
Board Structure and Committee Composition
      As of the date of this proxy statement, our board consists of seven members. We also have two advisory directors who do not vote. Our board held four regular meetings during 2005. In accordance with our corporate governance guidelines, non-management directors met in executive session at the end of each regular board meeting. The chair of executive session meetings rotates among the chairpersons of the three standing committees (discussed below), except as the non-management directors may otherwise determine for a specific meeting.
      Our board has three standing committees: an audit committee, a corporate personnel committee and a nominating and corporate governance committee. Each committee operates under a written charter adopted by the board. The charter of our audit committee is attached as Annex A and all of the committee charters are available on our web site at http://www.mcmoran.com/aboutus/corpgov.htm. During 2005, each of our directors attended at least 75% of the aggregate number of board and applicable committee meetings. Directors are invited but not required to attend annual meetings of our stockholders. Mr. Adkerson attended the last annual meeting of stockholders.

			Meetings
Audit Committee Members	Functions of the Committee		in 2005

Robert A. Day, Chairman Gerald J. Ford H. Devon Graham, Jr.	•	please refer to the audit committee report	4

Corporate Personnel			Meetings
Committee Members	Functions of the Committee		in 2005

H. Devon Graham, Jr., Chairman J. Taylor Wharton	•	please refer to the corporate personnel committee report on executive compensation	4

Nominating and Corporate			Meetings
Governance Committee Members	Functions of the Committee		in 2005

Gerald J. Ford, Chairman H. Devon Graham, Jr.	•	nominates individuals to stand for election or re-election as directors	2
	•	considers recommendations by our stockholders of potential nominees for election as directors
	•	conducts annual board and committee evaluations
	•	makes recommendations to our board concerning the structure of our board and corporate governance matters
Board and Committee Independence and Audit Committee Financial Experts
      On the basis of information solicited from each director, and upon the advice and recommendation of the nominating and corporate governance committee, the board has affirmatively determined that each of Messrs. Day, Ford, Graham, and Wharton has no material relationship with the company and is independent within the meaning of our corporate governance guidelines, which comply with the New York Stock Exchange (NYSE) director independence standards, as currently in effect. In making this determination, the nominating and corporate governance committee, with assistance from the company’s legal counsel, evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company and management. In its review of director independence, the committee considered all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management. The nominating and corporate governance committee made a recommendation to the board that four directors be considered independent, which the board approved.
      Further, the board has determined that each of the members of the audit, corporate personnel, and nominating and corporate governance committees has no material relationship with the company and is independent within the meaning of our corporate governance guidelines, which adopt the heightened statutory and NYSE independence standards applicable to audit committee members. In addition, the board has determined that each member of the audit committee — Messrs. Day, Ford and Graham — qualifies as an “audit committee financial expert,” as such term is defined by the rules of the Securities and Exchange Commission (the SEC).
Consideration of Director Nominees
      In evaluating nominees for membership on the board, the nominating and corporate governance committee applies the board membership criteria set forth in our corporate governance guidelines. Under these criteria, the committee will take into account many factors, including personal and professional integrity, general understanding of our industry, corporate finance and other matters relevant to the successful management of a publicly-traded company in today’s business environment, educational and professional background, independence, and the ability and willingness to work cooperatively with other members of the board and with senior management. The committee evaluates each individual in the context of the board as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board, and represent stockholder interests through the exercise of sound judgment using their diversity of experience in these various areas.
      Our nominating and corporate governance committee regularly assesses the appropriate size of the board, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines.
      As stated above, the nominating and corporate governance committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the names and supporting information to: Secretary, McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112. Supporting information should include (a) the name and address of the candidate and the proposing stockholder, (b) a comprehensive biography of the candidate and an explanation of why the candidate is qualified to serve as a director taking into account the criteria identified in our corporate governance guidelines, (c) proof of ownership, the class and number of shares, and the length of time that the shares of our common stock have been beneficially owned by each of the candidate and the proposing stockholder, and (d) a letter signed by the candidate stating his or her willingness to serve, if elected.
      In addition, our by-laws permit stockholders to nominate candidates directly for consideration at next year’s annual stockholder meeting. Any nomination must be in writing and received by our Secretary at our principal executive offices no later than January 5, 2007. If the date of next year’s annual meeting is moved to a date more than 90 days after or 30 days before the anniversary of this year’s annual meeting, the nomination must be received no later than 90 days prior to the date of the 2007 annual meeting or 10 days following the public announcement of the date of the 2007 annual meeting. Any stockholder submitting a nomination under our by-laws must include (a) all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) the name and address (as they appear on the company’s books) of the nominating stockholder and the class and number of shares beneficially owned by such stockholder. Nominations should be addressed to: Secretary, McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112.
Communications with the Board
      Individuals may communicate directly with our board (or any individual director) by writing to the director or either co-chairman of the board of McMoRan Exploration Co., 1615 Poydras Street, New Orleans, Louisiana 70112. The company or either co-chairman will forward the stockholder’s communication to the appropriate director.

Director Compensation
Cash Compensation
      This table reflects the cash compensation information for each of our non-employee directors. Our advisory directors also receive annual fees and meeting attendance fees. The compensation of each of Messrs. Moffett and Adkerson is reflected in the Summary Compensation Table in the section titled “Executive Officer Compensation.”

		Committee	Meeting
	Annual	Chairperson	Attendance
Name of Director	Fees	Fees(1)	Fees(2)

Robert A. Day	$15,000	$3,000	$8,000
Gerald J. Ford(3)	15,000	2,000	10,000
H. Devon Graham, Jr.	15,000	2,000	13,000
B. M. Rankin, Jr.(4)	15,000	—	4,000
J. Taylor Wharton	15,000	—	7,000

(1)	Committee chairs receive an additional annual fee as follows: audit committee, $3,000; corporate personnel committee and nominating and corporate governance committee, $2,000.

(2)	Each non-employee director receives a fee of $1,000 for attending each board and committee meeting (for which he or she is a member) and is reimbursed for reasonable out-of-pocket expenses incurred in attending such meetings.

(3)	In accordance with our 2004 Director Compensation Plan, Mr. Ford elected to receive an equivalent number of shares of our common stock in lieu of 100% of his annual fee.

(4)	For information regarding consulting arrangements refer to the section titled “Certain Transactions.”
Equity-Based Compensation
      Our non-employee directors and advisory directors receive annual stock option grants under two incentive plans, the 1998 Stock Option Plan for Non-Employee Directors (the 1998 Plan) and the 2004 Director Compensation Plan (the 2004 Plan). The options are granted at fair market value on the grant date, vest ratably over the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date. In accordance with the 1998 Plan and the 2004 Plan, on June 1, 2005, each non-employee director and advisory director was granted an option to purchase 3,500 shares of our common stock at a grant price of $18.695.
Election of Directors
       Our board of directors has fixed the number of directors at seven. We amended our certificate of incorporation in May 2003 to phase out the classified structure of the board under which one of three classes of directors was elected each year to serve three-year staggered terms, and provide instead for the annual election of directors, which commenced with the class of directors standing for election at the 2004 annual meeting of stockholders. The terms of all of our directors expire at the 2006 annual meeting of stockholders. Our board has nominated each of Messrs. Adkerson, Day, Ford, Graham, Moffett, Rankin and Wharton to serve a one-year term. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the election of each such director, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by our board, unless otherwise directed.
      On January 30, 2006, our board of directors amended our by-laws to change the vote standard for the election of directors from a plurality to a majority of the votes cast in uncontested elections. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard shall remain a plurality vote.

      In an uncontested election, any nominee for director who has a majority of votes cast “withheld” from his or her election will be required to promptly tender his or her resignation to the board. The nominating and corporate governance committee will consider the tendered resignation and recommend to the board whether to accept or reject the resignation. The board will act on the committee’s recommendation and publicly disclose its decision within 90 days from the date of the annual meeting of stockholders. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the board action regarding whether to accept or reject the tendered resignation.
      In addition, if each member of the nominating and corporate governance committee fails to be elected at the same election, the independent directors who were elected will appoint a committee to consider the tendered resignations and recommend to the board whether to accept or reject them. Any vacancies in the board may be filled by a majority of the directors then in office. Each director elected in this manner will hold office until his or her successor is elected and duly qualified.
Information About Director Nominees
       The table below provides certain information as of March 7, 2006 with respect to each director nominee. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. The year in the “Year First Elected a Director” column includes the period that the person served as a director of McMoRan Oil & Gas Co., a predecessor of the company.

			Year First
Name of Director		Principal Occupations, Other Public Directorships	Elected a
Nominee	Age	and Positions with the Company	Director

Richard C. Adkerson	59	Co-Chairman of the Board of the Company. President and Chief Executive Officer of the Company until February 2004. President and Chief Executive Officer of Freeport-McMoRan Copper & Gold Inc. (FCX), a mining company.	1994
Robert A. Day	62	Chairman of the Board and Chief Executive Officer of Trust Company of the West, an investment management company. Chairman, President and Chief Executive Officer of W. M. Keck Foundation, a national philanthropic organization. Director of Syntroleum Corporation, Société Générale and FCX.	1994
Gerald J. Ford	61	Chairman of the Board of First Acceptance Corporation (formerly Liberté Investors Inc.). Former Chairman of the Board and Chief Executive Officer of California Federal Bank, A Federal Savings Bank, which merged with Citigroup Inc. in 2002. Director of FCX.	1998
H. Devon Graham, Jr.	71	President of R.E. Smith Interests, an asset management company. Director of FCX.	1999
James R. Moffett	67	Co-Chairman of the Board of the Company. Chairman of the Board of FCX.	1994
B. M. Rankin, Jr.	76	Private investor. Vice Chairman of the Board of the Company since 2001. Vice Chairman of the Board of FCX.	1994
J. Taylor Wharton	67	Special Assistant to the President for Patient Affairs; Professor, Gynecologic Oncology, The University of Texas M. D. Anderson Cancer Center. Director of FCX.	2000
Advisory Directors
      In February 2004, the board established the position of advisory director to provide general policy advice as requested by the board. The board appointed Gabrielle K. McDonald and Morrison C. Bethea as advisory directors, both of whom previously served as directors of the company. Judge McDonald’s principal occupation is serving as a judge on the Iran-United States Claims Tribunal, The Hague, The Netherlands since November 2001. Judge McDonald also serves as the Special Counsel on Human Rights to FCX. Dr. Bethea is a staff physician at Ochsner Foundation Hospital and Clinic in New Orleans, Louisiana, and is also a Clinical Professor of Surgery at the Tulane University Medical Center.
Stock Ownership of Directors and Executive Officers
       Unless otherwise indicated, (a) this table shows the amount of our common stock each of our directors and named executive officers beneficially owned on March 7, 2006, and (b) all shares shown are held with sole voting and investment power, and include, if applicable, shares held in our Employee Capital Accumulation Program (ECAP).

		Number of	Total
	Number of	Shares	Number of
	Shares Not	Subject to	Shares	Percent
	Subject to	Exercisable	Beneficially	of
Name of Beneficial Owner	Options	Options(1)	Owned	Class

Richard C. Adkerson(2)	162,270	1,393,952	1,556,222	5.2%
Robert A. Day(3)	380,799	11,635	392,434	1.4%
Gerald J. Ford(4)	1,883,933	7,375	1,891,308	6.6%
H. Devon Graham, Jr.	2,000	5,375	7,375	*
Glenn A. Kleinert	4,334	306,744	311,078	1.1%
James R. Moffett(5)	563,315	2,109,397	2,672,712	8.7%
C. Howard Murrish(6)	167,276	437,065	604,341	2.1%
Nancy D. Parmelee	3,369	122,019	125,388	*
B. M. Rankin, Jr.(7)	470,380	15,385	485,765	1.7%
J. Taylor Wharton(8)	29,744	6,103	35,847	*
Directors and executive officers as a group (12 persons)(9)	3,873,333	4,661,207	8,534,540	25.0%

*	Ownership is less than 1%

(1)	Our common stock that could be acquired as of May 6, 2006, upon the exercise of options granted pursuant to our stock incentive plans.

(2)	Includes (a) 147 shares of our common stock held in his individual retirement account (IRA), (b) 17,671 shares issuable upon conversion of 3,400 shares of our 5% convertible preferred stock held by Mr. Adkerson, and (c) 33,908 shares (23,908 of which are issuable upon conversion of 4,600 shares of our 5% convertible preferred stock) held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership. Mr. Adkerson’s address is 1615 Poydras Street, New Orleans, Louisiana 70112.

(3)	Includes 367,463 shares issuable upon conversion of 70,700 shares of our 5% convertible preferred stock.

(4)	Includes 516,632 shares issuable upon conversion of 99,400 shares of our 5% convertible preferred stock. Mr. Ford’s address is 200 Crescent Court, Suite 1350, Dallas, Texas 75201.

(5)	Includes (a) 562,455 shares of our common stock (159,563 of which are issuable upon conversion of 30,700 shares of our 5% convertible preferred stock) held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power, and (b) 860 shares held by Mr. Moffett’s spouse, as to which he disclaims beneficial ownership. Mr. Moffett’s address is 1615 Poydras Street, New Orleans, Louisiana 70112.

(6)	Includes (a) 3,293 shares held in Mr. Murrish’s IRA, (b) 412 shares held in his spouse’s IRA, (c) 26,395 (10,395 of which are issuable upon conversion of 2,000 shares of our 5% convertible preferred stock) shares held by Mr. Murrish as trustee of a trust for the benefit of one of his sons, (d) 694 shares held by Mr. Murrish as a custodian for one of his sons, (e) 450 shares held by Mr. Murrish as custodian for his grandson, and (f) 20,790 shares issuable upon conversion of

4,000 shares of our 5% convertible preferred stock. Mr. Murrish’s total number of shares beneficially owned does not include 4,167 restricted stock units.

(7)	Includes 469,189 shares held by a limited partnership in which Mr. Rankin is the sole stockholder of the sole general partner.

(8)	Includes (a) 12,667 shares held by Mr. Wharton’s spouse, and (b) 10 shares held by Mr. Wharton as a custodian for his daughter.

(9)	Includes (a) 15,481 shares held in an executive officer’s IRA, (b) 1,201 shares held in an IRA of the spouse of an executive officer, (c) 4,395 shares held by an executive officer as president of a charitable foundation as to which he disclaims beneficial ownership, (d) 21,036 shares held for the benefit of trusts with respect to which an executive officer, as trustee, has sole voting and investment power but as to which he disclaims beneficial ownership, and (e) 51,975 shares issuable upon conversion of 10,000 shares of our 5% convertible preferred stock held by an executive officer. The executive officer’s total number of shares beneficially owned does not include 25,000 restricted stock units that have vested, but the receipt of which has been deferred.
Stock Ownership of Certain Beneficial Owners
       Based on filings with the SEC, this table shows the owners of more than 5% of our outstanding common stock other than Messrs. Adkerson, Ford and Moffett, whose beneficial ownership is reflected in the table in the section titled “Stock Ownership of Directors and Executive Officers.” Unless otherwise indicated, all information is presented as of December 31, 2005, and all shares beneficially owned are held with sole voting and investment power.

		Shares Issuable	Shares Issuable
		upon Conversion	upon Exercise	Total Number of		Percent of
		of Convertible	of Warrants or	Shares Beneficially		Outstanding
Name and Address of Person	Shares	Securities(1)	Options	Owned		Shares(2)

Alpine Capital, L.P.
Robert W. Bruce III
Algenpar, Inc.
J. Taylor Crandall
Robert M. Bass	3,510,138	1,610,705	—	5,120,843	(3)	19.5%
201 Main Street, Suite 3100
Fort Worth, TX 76102

Aristeia Capital, LLC	—	2,051,281	—	2,051,281	(4)	7.7%
381 Fifth Avenue New York, NY 10016

Columbia Wanger Asset Management, L.P.	2,011,500	—	—	2,011,500	(5)	8.1%
227 West Monroe Street
Suite 3000
Chicago, IL 60606

Credit Suisse	34,636	1,798,718	—	1,833,354	(6)	6.9%
Uetlibergstrasse 231 P.O. Box 900 CH 8070 Zurich, Switzerland

FMR Corp.	1,138,600	1,962,768	—	3,101,368	(7)	11.6%
82 Devonshire Street
Boston, MA 02109

k1 Ventures Limited	230,000	2,079,002	2,500,000	4,809,002	(8)	16.4%
23 Church Street #10-01/02 Capital Square Singapore 049481

		Shares Issuable	Shares Issuable
		upon Conversion	upon Exercise	Total Number of		Percent of
		of Convertible	of Warrants or	Shares Beneficially		Outstanding
Name and Address of Person	Shares	Securities(1)	Options	Owned		Shares(2)

Pioneer Global Asset Management, S.p.A.	—	1,836,490	—	1,836,490	(9)	6.9%
Galleria San Carlo 6
20122 Milan, Italy

Wells Fargo & Company	2,700,217	—	—	2,700,217	(10)	10.9%
420 Montgomery Street San Francisco, CA 94104

(1)	We have three securities outstanding that are convertible into our common stock: our 5% convertible preferred stock, our 6% convertible senior notes due 2008, and our 5 1/4 % convertible senior notes due 2011.

(2)	In accordance with SEC rules, in calculating the percentage for each beneficial owner, we added to the 24,694,417 shares outstanding as of December 31, 2005, the number of shares of common stock issuable upon the conversion or exercise of convertible securities, warrants and options held by that beneficial owner. For purposes of calculating each of these percentages, we did not assume the conversion or exercise of any of the other beneficial owners’ convertible securities, warrants or options.

(3)	Based on an amended Schedule 13D filed jointly by Alpine Capital, L.P., Robert W. Bruce III, Algenpar, Inc., J. Taylor Crandall, Robert M. Bass, Anne T. Bass, the Anne T. and Robert M. Bass Foundation and others with the SEC on July 10, 2002. According to the Schedule 13D, (a) Alpine Capital, L.P. beneficially owns 3,447,498 shares, including 1,091,475 shares that are issuable upon conversion of our 5% convertible preferred stock, and Mr. Crandall, as the sole owner of Algenpar, Inc., and Algenpar, Inc. and Mr. Bruce, as the general partners of Alpine Capital, L.P., share voting and investment power with respect to the shares beneficially owned by Alpine Capital, L.P., (b) The Anne T. and Robert M. Bass Foundation beneficially owns 851,354 shares, including 261,954 shares issuable upon conversion of 50,400 shares of our 5% convertible preferred stock, and Mr. Crandall, Mr. Bass and Ms. Bass, as directors of The Anne T. and Robert M. Bass Foundation, and Mr. Bruce, in his capacity as a principal of the Robert Bruce Management Company, share voting and investment power with respect to shares owned by The Anne T. and Robert M. Bass Foundation, and (c) Mr. Bass is deemed to have sole voting and investment power with respect to 821,991 shares, including 257,276 issuable upon conversion of our 5% convertible preferred stock, in his capacity as sole director and president of Keystone, Inc.

(4)	Based on an amended Schedule 13G filed with the SEC on February 14, 2006. All of the shares beneficially owned represent shares of common stock issuable upon conversion of our 5 1/4 % convertible senior notes.

(5)	Based on an amended Schedule 13G filed jointly by Columbia Wanger Asset Management, L.P. (WAM), and WAM Acquisition GP, Inc. with the SEC on February 14, 2006. According to the Schedule 13G, WAM Acquisition GP, its general partner, has shared voting power over all of the shares. Columbia Acorn Trust, a business trust that is advised by WAM, holds 5.2% of the shares owned.

(6)	Based on a Schedule 13G filed with the SEC on February 14, 2006, by Credit Suisse on behalf of its subsidiaries to the extent that they constitute the Investment Banking division. Credit Suisse shares voting power over 1,831,854 of these shares and shares investment power over all of the shares beneficially owned. As of December 31, 2005, the number of shares beneficially owned includes 1,074,736 shares of common stock issuable upon conversion of our 6% convertible senior notes and 723,982 shares of common stock issuable upon conversion of our 5 1/4 % convertible senior notes.

(7)	Based on an amended Schedule 13G filed with the SEC on February 14, 2006, FMR Corp. has sole dispositive power over all of the shares beneficially owned and sole voting power over 59,019 of the shares beneficially owned. Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of all of the shares as a result of acting as investment adviser to various investment companies. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has sole voting power over the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Board of Trustees. As of December 31, 2005, the number of shares beneficially owned included 1,842,104 shares of common stock issuable upon conversion of our 6% convertible senior notes and 120,664 shares of our common stock issuable upon conversion of our 5 1/4 % convertible senior notes.

(8)	Based on an amended Schedule 13D filed by k1 Ventures Limited (k1) with the SEC on October 2, 2003, the warrants and convertible securities are held by an indirect subsidiary of k1.

(9)	Based on an amended Schedule 13G filed with the SEC on November 1, 2005.

(10)	Based on an amended Schedule 13G filed with the SEC on February 10, 2006, Wells Fargo & Company has (a) sole voting power over 2,670,678 of these shares and shares voting power over 500 of these shares, and (b) sole investment power over 2,698,621 of these shares and shares investment power over 687 of these shares. The total number of shares beneficially owned includes shares owned by Wells Capital Management Incorporated (formerly Strong Capital Management, Inc.) and Wells Fargo Funds Management, LLC, both wholly owned subsidiaries of Wells Fargo & Company.

Executive Officer Compensation
       The Summary Compensation Table on the next page shows the compensation paid to our chief executive officer, and each of our four most highly compensated executive officers other than the chief executive officer (the named executive officers). On February 3, 2004, Mr. Kleinert was elected president and chief executive officer; Mr. Adkerson served as co-chairman of the board, president and chief executive officer during all of 2003, until February 3, 2004. In 2003, 2004 and 2005, we paid the compensation of Messrs. Kleinert and Murrish, whereas we paid the compensation of the other named executive officers through an allocation arrangement under a services agreement with FM Services Company (the Services Company). See “Certain Transactions.” During 2003, 2004 and 2005, Messrs. Adkerson and Moffett and Ms. Parmelee also provided services to and received compensation from FCX. In 2003, 2004 and 2005, Messrs. Moffett and Adkerson agreed to forego all cash compensation from the company in exchange for special stock option grants. Please refer to the “Corporate Personnel Committee Report on Executive Compensation” for more details.

Summary Compensation Table

					Long-Term
					Compensation Awards

	Annual Compensation					Securities
					Restricted	Underlying
Name and				Other Annual	Stock	Options/	All Other
Principal Position	Year	Salary	Bonus	Compensation(1)	Awards(2)	SARs	Compensation(3)

James R. Moffett	2005	$—	$—	$—	$—	500,000	$4,000
Co-Chairman of the Board	2004	—	—	—	—	325,000	5,000
	2003	—	—	—	—	325,000	4,000
Richard C. Adkerson	2005	—	—	—	—	350,000	4,000
Co-Chairman of the Board	2004	—	—	—	—	200,000	5,000
	2003	—	—	—	—	200,000	4,000
Glenn A. Kleinert	2005	325,000	400,000	2,167	—	75,000	73,993
President & Chief	2004	315,000	400,000	2,253	—	75,000	71,646
Executive Officer	2003	300,000	300,000	2,774	—	70,000	57,396
C. Howard Murrish	2005	300,000	400,000	10,094	—	75,000	70,121
Executive Vice President	2004	200,000	400,000	8,595	209,688	75,000	56,652
	2003	200,000	300,000	11,276	375,750	70,000	44,552
Nancy D. Parmelee	2005	192,000	100,000	14,948	—	35,000	34,798
Senior Vice President,	2004	184,000	100,000	2,779	—	35,000	39,544
Chief Financial Officer	2003	175,333	203,000	2,598	—	17,500	34,664
& Secretary

(1)	For Messrs. Kleinert and Murrish and Ms. Parmelee, consists of (a) payment of taxes in connection with certain benefits we provided to the named executive officers and (b) personal financial and tax advice:

			Personal
			Financial and
Name	Year	Taxes Paid	Tax Advice

Mr. Kleinert	2005	$1,767	$400
	2004	2,253	—
	2003	2,374	400
Mr. Murrish	2005	5,294	4,800
	2004	4,995	3,600
	2003	6,026	5,250
Ms. Parmelee	2005	6,684	8,264
	2004	1,443	1,336
	2003	1,366	1,232

(2)	No restricted stock units were granted to our named executive officers in 2005. As of December 30, 2005, based on the $19.77 market value per share of our common stock as of such date, Mr. Murrish held 24,999 restricted stock units, the aggregate value of which was $494,230.

(3)	Includes (a) contributions to defined contribution plans, (b) premium payments for universal life and personal excess liability insurance policies, and (c) director fees:

		Plan	Insurance
Name	Date	Contributions	Premiums	Director Fees*

Mr. Moffett	2005	$—	$—	$4,000
	2004	—	—	5,000
	2003	—	—	4,000
Mr. Adkerson	2005	—	—	4,000
	2004	—	—	5,000
	2003	—	—	4,000
Mr. Kleinert	2005	71,998	1,995	—
	2004	68,746	1,900	1,000
	2003	51,496	1,900	4,000

		Plan	Insurance
Name	Date	Contributions	Premiums	Director Fees*

Mr. Murrish	2005	68,126	1,995	—
	2004	53,752	1,900	1,000
	2003	38,652	1,900	4,000
Ms. Parmelee	2005	34,000	798	—
	2004	38,924	620	—
	2003	34,044	620	—

*	Mr. Kleinert and Mr. Murrish resigned from our board of directors in February 2004.

      This table shows all stock options that we granted to each of the named executive officers in 2005.
Option Grants in 2005

	Number of		Percent of
	Securities		Options
	Underlying		Granted to	Exercise
	Options		Employees in	or Base		Grant Date
Name	Granted(1)		2005	Price	Expiration Date	Present Value

James R. Moffett	150,000	(2)	12.2%	$16.645	January 31, 2015	$1,597,500	(3)
	150,000	(2)	12.2%	16.645	January 31, 2015	1,783,500	(4)
	200,000		16.2%	16.645	January 31, 2015	2,378,000	(4)
Richard C. Adkerson	105,000	(2)	8.5%	16.645	January 31, 2015	1,118,250	(3)
	95,000	(2)	7.7%	16.645	January 31, 2015	1,129,550	(4)
	150,000		12.2%	16.645	January 31, 2015	1,783,500	(4)
Glenn A. Kleinert	22,500		1.8%	16.645	January 31, 2015	239,625	(3)
	52,500		4.3%	16.645	January 31, 2015	624,225	(4)
C. Howard Murrish	22,500		1.8%	16.645	January 31, 2015	239,625	(3)
	52,500		4.3%	16.645	January 31, 2015	624,225	(4)
Nancy D. Parmelee	10,500		0.9%	16.645	January 31, 2015	111,825	(3)
	24,500		2.0%	16.645	January 31, 2015	291,305	(4)

(1)	Unless otherwise noted, the stock options will become exercisable over a four-year period. The stock options will become immediately exercisable in their entirety if, under certain circumstances, (a) any person or group of persons acquires beneficial ownership of shares in excess of certain thresholds, or (b) the composition of the board of directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination of these transactions.

(2)	These special stock option grants were given to the co-chairmen of the company in exchange for their agreement to forgo all cash compensation during 2005. These stock options became exercisable immediately.

(3)	The Black-Scholes option model was used to determine the grant date present value of the options that we granted to the listed officers. The grant date present value was calculated to be $10.65 per option. The following facts and assumptions were used in making this calculation: (a) an exercise price for each option of $16.645; (b) a fair market value of $16.645 for one share of our common stock on the effective grant date; (c) a term of seven years for the stock options; (d) a stock volatility of 61.4% based on an analysis of historical weekly closing prices of our common stock over the 324-week period that our common stock has been publicly traded; and (e) an assumed risk-free interest rate of 4.03%, this rate being equivalent to the yield on the grant date on a zero coupon U.S. Treasury note with a maturity date comparable to the expiration date of the options. No other discounts or restrictions related to vesting or the likelihood of vesting of the options were applied.

(4)	The Black-Scholes option model was used to determine the grant date present value of the options that we granted to the listed officers. The grant date present value was calculated to be $11.89 per option. The following facts and assumptions were used in making this calculation: (a) an exercise price for each option of $16.645; (b) a fair market value of $18.16 for one share of our common stock on the effective grant date, May 5, 2005, which was the date of stockholder approval of our 2005 Stock Incentive Plan; (c) a term of seven years for the stock options; (d) a stock volatility of 61.1% based on an analysis of historical weekly closing prices of our common stock over the 338-week period that our common stock has been publicly traded; and (e) an assumed risk-free interest rate of 4.04%, this rate being equivalent to the yield on the grant date on a zero coupon U.S. Treasury note with a maturity date comparable to the expiration date of the options. No other discounts or restrictions related to vesting or the likelihood of vesting of the options were applied.

      This table shows the option exercises in 2005 and all outstanding stock options held by each of the named executive officers as of December 31, 2005. All of these options relate to our common stock.
Aggregated Option Exercises in 2005 and Options at December 31, 2005

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
	Shares		Options/SARs at	Options/SARs at
	Acquired on	Value	December 31, 2005	December 31, 2005
Name	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

James R. Moffett	39,944	$325,284	1,665,647/387,500	$8,847,339/$1,988,219
Richard C. Adkerson	39,944	328,080	1,081,452/300,000	5,636,308/1,562,125
Glenn A. Kleinert	2,326	18,418	232,994/185,001	1,524,697/1,034,981
C. Howard Murrish	19,972	154,354	363,315/185,000	1,826,447/1,034,969
Nancy D. Parmelee	—	—	93,894/76,250	494,400/358,875

Retirement Benefit Programs
       Non-Qualified Defined Contribution Program. Our non-qualified defined contribution plan allows participants who earn over the qualified plan limits to contribute to such plan and to receive company contributions. The company contributes a percentage of eligible compensation (base salary plus 50% of bonus) in excess of qualified plan limits for each named executive officer (except for Messrs. Moffett and Adkerson). Participants also may elect to contribute up to 20% of their base salary. The company makes a matching contribution equal to 100% of the employee’s contribution, but not to exceed 5% of the participant’s compensation above the qualified plan limit. As of December 31, 2005, the unfunded balances under our non-qualified defined contribution plan for each named executive officer (other than Messrs. Moffett and Adkerson) is as follows: $265,833 for Mr. Kleinert, $343,440 for Mr. Murrish and $198,777 for Ms. Parmelee. Messrs. Moffett and Adkerson participate in FCX’s nonqualified retirement benefit plan.
      Discontinued Cash-Balance Program. Until June 30, 2000, both our company and the Services Company (see “Certain Transactions” for more detail about the Services Company), had a traditional defined-benefit program (the prior plan) paying benefits determined primarily by the individual’s final average earnings and years of service. In 1996, the prior plan was converted to a cash-balance program. The cash-balance program consisted of two plans: a funded qualified plan and an unfunded non-qualified plan. The present value of the benefit earned by each participant under the non-qualified plan was transferred, effective June 30, 2000, to our unfunded non-qualified defined contribution plan. We formally terminated the qualified cash-balance plan effective June 30, 2000. Distribution of plan assets has awaited IRS approval of termination. Approval has been delayed while the IRS develops a national policy regarding plans that have converted to the account balance type of design. We will contribute to the plan any amount needed to complete the funding of benefits. When distribution occurs, a participant will be able to elect to receive his or her benefit under the plan in the form of either an annuity contract issued by an insurance company, or in a single lump sum that can be transferred into another qualified plan (such as our ECAP) or an IRA, or received in cash subject to applicable tax withholdings. If paid in a single lump sum as of December 31, 2005, the amount paid to each of the named executive officers (except for Messrs. Moffett and Adkerson) would have been as follows: $50,198 for Mr. Kleinert, $45,449 for

Mr. Murrish and $397,753 for Ms. Parmelee. Messrs. Moffett and Adkerson participate in FCX’s qualified retirement plan.
Corporate Personnel Committee Report On Executive Compensation
Overview of Compensation Philosophy
      The corporate personnel committee, which is composed of two independent directors, determines the compensation of our executive officers and administers our annual performance incentive and stock incentive plans. The committee met four times during 2005. The committee’s executive compensation philosophy is to:

•	emphasize performance-based compensation that balances rewards for short- and long-term results,

•	tie compensation to the interests of the company’s stockholders, and

•	provide a competitive level of total compensation that will enable the company to attract and retain talented executive officers.
      We previously engaged Mercer Human Resource Consulting, an independent executive compensation consultant, to examine our compensation practices for all positions below the level of our co-chairmen of the board. Based on the consultant’s analysis, we determined that our compensation levels for these positions should target the 75th percentile of comparable companies. We continue to administer our compensation program based on this philosophy. We believe the total compensation paid to our co-chairmen of the board, our chief executive officer and our other executive officers is reasonable and appropriate.
      In the past, Mercer has also advised the company’s management from time to time with respect to compensation matters. In 2004, the committee determined that it would be in the company’s best interest for the committee and the company’s management to engage separate compensation advisors. As a result, the committee has continued to engage Mercer and the company retained a separate compensation advisor to assist the company’s management with compensation matters other than executive compensation. During 2005, the committee continued to consult with Mercer on executive compensation matters.
Compensation Philosophy — Co-Chairmen and Chief Executive Officer
      In February 2004, we separated the roles of chairman of the board and chief executive officer in order to strengthen our corporate governance structure. As a result of this restructuring, our company is managed jointly by Messrs. Moffett and Adkerson, who serve as co-chairmen of the board, and by Mr. Kleinert, who was named president and chief executive officer. Each focuses on a different aspect of the company’s operations and development, with Mr. Moffett focusing on exploration activities and business strategy, Mr. Adkerson focusing on financial and administrative activities and financial strategy, and Mr. Kleinert responsible for executive management functions.
      In connection with the company’s aggressive attempts to reduce its administrative and overhead cash requirements, Messrs. Moffett and Adkerson have agreed to forgo all cash compensation since 2002 in exchange for special stock option grants each year. Accordingly, neither received a base salary from the company in 2005 or an annual incentive award, and on January 31, 2005, the committee granted 300,000 options to Mr. Moffett and 200,000 options to Mr. Adkerson, each option being fully exercisable, having a term of ten years and an exercise price of $16.645, the fair market value on the grant date.
      Messrs. Moffett and Adkerson also agreed to forego all cash compensation during 2006 in exchange for special stock option grants. Accordingly, on January 30, 2006, the committee granted 300,000 options to Mr. Moffett and 200,000 options to Mr. Adkerson, each option being fully exercisable, having a term of ten years and having an exercise price of $19.85, the fair market value on the grant date.
      We have determined that the compensation level for our chief executive officer should target the 75th percentile of comparable companies. During 2004, after consulting with Mercer regarding the compensation paid to our chief executive officer, the committee concluded that his compensation is appropriate.
Components of Executive Compensation
      During 2005, the company employed two of its executive officers, Glenn A. Kleinert and C. Howard Murrish. The other executive officers provided services to the company through a services agreement between the Services Company and the company. Executive officer compensation for 2005 included base salaries, annual incentive awards and stock options.
      Base Salaries
      Base salaries of the company’s executive officers were established at levels that we believe are appropriate after consideration of each executive officer’s responsibilities. As part of their agreement with the company to forego cash compensation, Messrs. Moffett and Adkerson did not receive salaries in 2005, receiving instead the special stock option grants discussed above.
      Annual Incentive Awards
      Executive officers and certain managers of the company participate in the company’s performance incentive awards program, which is designed to provide performance-based annual cash awards. Under the program, each participant is assigned a target award based upon level of responsibility and the annual award is established after reviewing the company’s operational and strategic accomplishments during the year. When determining the actual amounts awarded to participants for any year, we make a subjective determination after considering both individual performance and company performance as measured by operational and financial accomplishments. Each of our executive officers, other than Messrs. Moffett and Adkerson, received annual incentive awards for 2005 under our performance incentive awards program. As previously stated, Messrs. Moffett and Adkerson agreed to forego all cash compensation during 2005, including annual incentive awards.
      Stock Options
      Stock option awards are intended to provide a significant potential value that reinforces the importance of creation of value for the company’s stockholders. We grant long-term incentives to the company’s executive officers as well as other officers and managers of the company in the form of stock options. In 2005, we made an annual stock option grant to all of our executive officers, including our co-chairmen of the board. Stock option grant levels were based upon the position and level of responsibility of the individual. These annual grants will vest ratably on the first four anniversaries of the grant date, have a term of ten years and an exercise price equal to the fair market value of our common stock on the grant date. In addition, we also made special grants of stock options to the co-chairmen in lieu of their 2005 cash compensation as discussed above.
Section 162(m)
      Section 162(m) limits to $1 million a public company’s annual tax deduction for compensation paid to each of its most highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. Our policy is to structure compensation awards that will be deductible where doing so will further the purposes of the company’s executive compensation programs. We also consider it important to retain flexibility to design compensation programs that recognize a full range of criteria important to the company’s success, even where compensation payable may not be fully deductible. We believe that the company’s stock option grants qualify for deduction under Section 162(m) as performance-based compensation.
Dated: March 21, 2006
H. Devon Graham, Jr., Chairman                    J. Taylor Wharton

Compensation Committee Interlocks and Insider Participation
       The current members of our corporate personnel committee are Messrs. Graham and Wharton. In 2005, none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer of the entity served as our director or on our corporate personnel committee.
Audit Committee Report
       The audit committee is currently comprised of three directors, all of whom are independent, as defined in the New York Stock Exchange’s listing standards. We operate under a written charter approved by our committee and adopted by the board of directors, which is attached to this proxy statement as Annex A. Our primary function is to assist the board of directors in fulfilling the board’s oversight responsibilities by monitoring (1) the company’s continuing development and performance of its system of financial reporting, auditing, internal controls and legal and regulatory compliance, (2) the operation and integrity of the system, (3) performance and qualifications of the company’s external and internal auditors and (4) the independence of the company’s external auditors.
      We review the company’s financial reporting process on behalf of our board. The audit committee’s responsibility is to monitor this process, but the audit committee is not responsible for preparing the company’s financial statements or auditing those financial statements. Those are the responsibilities of management and the company’s independent auditor, respectively.
      During 2005, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee reviewed and discussed with management, the internal auditors and Ernst & Young management’s report on internal control over financial reporting and Ernst & Young’s report on their audit of management’s assessment of the company’s internal control over financial reporting, both of which are included in the company’s annual report on Form 10-K for the year ended December 31, 2005.
Appointment of Independent Auditors; Financial Statement Review
      In February 2005, in accordance with our charter, our committee appointed Ernst & Young LLP as the company’s independent auditors for 2005. We have reviewed and discussed the company’s audited financial statements for the year 2005 with management and Ernst & Young. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Ernst & Young provided an audit opinion to the same effect.
      We have received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and we have discussed with them their independence from the company and management. We have also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended and Public Company Accounting Oversight Board Auditing Standard No. 2, An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.
      In addition, we have discussed with Ernst & Young the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls they considered necessary to support their opinion on the financial statements for the year 2005, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Ernst & Young also met with us without management being present to discuss these matters.

      In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements referred to above in the company’s annual report on Form 10-K for the year 2005.
Internal Audit
      We also review the company’s internal audit function, including the selection and compensation of the company’s internal auditors. In February 2005, in accordance with our charter, our committee appointed Deloitte & Touche LLP as the company’s internal auditors for 2005. We have discussed with Deloitte & Touche the scope of their audit plan, and have met with them to discuss the results of their reviews, their review of management’s documentation, testing and evaluation of the company’s system of internal control over financial reporting, any difficulties or disputes with management encountered during the course of their reviews, and other matters relating to the internal audit process. The internal auditors also met with us without management being present to discuss these matters.
Dated: March 21, 2006
Robert A. Day, Chairman                    Gerald J. Ford                    H. Devon Graham, Jr.
Independent Auditors
Fees and Related Disclosures for Accounting Services
      The following table discloses the fees for professional services provided by Ernst & Young LLP in each of the last two fiscal years:

	2005	2004

Audit Fees	$425,475	$490,000
Audit-Related Fees(1)	55,000	51,395
Tax Fees	—	—
All Other Fees	—	—

(1)	In 2005, amount relates to review of quarterly earnings press releases and management reports to the board of directors. In 2004, amount relates to services provided in connection with statutory reporting matters for an inactive foreign subsidiary, and review of quarterly earnings press releases and management reports to the board of directors.

      The audit committee has determined that the provision of the services described above is compatible with maintaining the independence of the external auditors.
Pre-Approval Policies and Procedures
      The audit committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by the external auditors. In accordance with that policy, the committee annually pre-approves a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to specified cost levels. Any service that is not included in the approved list of services must be separately pre-approved by the audit committee. In addition, if fees for any service exceed the amount that has been pre-approved, then payment of additional fees for such service must be specifically pre-approved by the audit committee; however, any proposed service that has an anticipated or additional cost of no more than $30,000 may be pre-approved by the Chairperson of the audit committee, provided that the total anticipated costs of all such projects pre-approved by the Chairperson during any fiscal quarter does not exceed $60,000.
      At each regularly-scheduled audit committee meeting, management updates the committee on the scope and anticipated cost of (1) any service pre-approved by the Chairperson since the last meeting of the committee and (2) the projected fees for each service or group of services being provided by the independent auditors. Since the May 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each service provided by our independent auditors has been approved in advance by the audit committee, and none of those services required use of the de minimus exception to pre-approval contained in the SEC’s rules.
Selection and Ratification of the Independent Auditors
       In January 2006, our audit committee appointed Ernst & Young as our independent auditors for 2006. Our audit committee and board of directors seek stockholder ratification of the audit committee’s appointment of Ernst & Young to act as the independent auditors of our and our subsidiaries’ financial statements for the year 2006. If the stockholders do not ratify the appointment of Ernst & Young, our audit committee will reconsider this appointment. Representatives of Ernst & Young are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Performance Graph
       The following graph compares the change in the cumulative total stockholder return on our common stock with the cumulative total return of the Hemscott (formerly CoreData) Independent Oil & Gas Industry Group and the S&P 500 Stock Index from 2001 through 2005. This comparison assumes $100 invested on December 31, 2000 in (a) our common stock, (b) the Hemscott (formerly CoreData) Independent Oil & Gas Industry Group, and (c) the S&P 500 Stock Index.
Comparison of Cumulative Total Return*
McMoRan Exploration Co.,
Hemscott (formerly CoreData) Independent Oil & Gas Industry Group and S&P 500 Stock Index

	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2000	2001	2002	2003	2004	2005

McMoRan Exploration Co.	$100.00	$43.70	$38.49	$141.51	$141.13	$149.21
Hemscott (formerly CoreData) Independent Oil & Gas Industry Group	100.00	81.72	85.57	133.47	179.32	278.33
S&P 500 Stock Index	100.00	88.12	68.64	88.33	97.94	102.75

*	Total Return Assumes Reinvestment of Dividends
Certain Transactions
       We are parties to a services agreement with the Services Company, a wholly owned subsidiary of FCX, under which the Services Company provides us with executive, technical, administrative, accounting, financial, tax and other services pursuant to a fixed fee arrangement. The Services Company also provides these services to FCX. Several of our directors and executive officers also serve as directors or executive officers of FCX. In 2005, we incurred $5.3 million of costs under the services agreement, and we expect our costs under the services agreement to approximate $3.9 million in 2006.
      B. M. Rankin, Jr. and the Services Company are parties to an agreement under which Mr. Rankin renders services to us and FCX relating to finance, accounting and business development. The Services Company provides Mr. Rankin compensation, medical coverage and reimbursement for taxes in connection with those medical benefits. In 2005, the Services Company paid Mr. Rankin $490,000 ($100,000 of which was allocated to us) pursuant to this agreement. During 2005, the cost to the Services Company (none of which was allocated to us) for Mr. Rankin’s personal use of company facilities was $6,300, medical expenses and tax gross-ups was $56,223, and reimbursement for a portion of his office rent and for the services of an executive secretary employed by the Services Company was $42,119. In addition, during 2005 the cost to the Services Company (none of which was allocated to us) of Mr. Rankin’s personal use of fractionally owned company aircraft was $372,919, which use resulted in $94,749 of imputed income.
Section 16(a) Beneficial Ownership Reporting Compliance
       Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely upon our review of the Forms 3, 4 and 5 filed during 2005, and written representations from certain reporting persons that no Forms 5 were required, we reasonably believe, with the exception noted below, that all required reports were timely filed. In accordance with our 2004 Plan, Mr. Ford elected to receive common stock in lieu of a certain percentage of his annual fee for serving as a director in 2005. A Form 4 to report his receipt of stock on April 1, 2005, pursuant to this election was inadvertently filed late on June 2, 2005.

Annex A
McMoRan Exploration Co.

Charter of the Audit Committee
of the Board of Directors

January 31, 2005

I.	Scope of Responsibility of Audit Committee.

A.	General.
      The Audit Committee’s primary function is to assist the Board of Directors in fulfilling the Board’s oversight responsibilities by monitoring (1) the Company’s continuing development and performance of its system of financial reporting, auditing, internal controls and legal and regulatory compliance, (2) the operation and integrity of the system, (3) performance and qualifications of the Company’s external and internal auditors and (4) the independence of the Company’s external auditors. In addition, the Audit Committee will prepare the report required by the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

B.	Relationship to Other Groups.
      1. Allocation of Responsibilities. The Company’s management is principally responsible for developing and consistently applying the Company’s accounting principles and practices, preparing the Company’s financial statements and maintaining an appropriate system of internal controls. The Company’s external auditors are responsible for auditing the Company’s financial statements to obtain reasonable assurance that the financial statements are free from material misstatement. In this regard, the external auditors must develop an overall understanding of the Company’s accounting principles and practices and internal controls to the extent necessary to support their report on the Company’s financial statements. The internal auditors are responsible for objectively assessing management’s accounting processes and internal controls and the extent of compliance therewith. The Audit Committee, as the delegate of the Board of Directors, is responsible for overseeing this process.
      2. Accountability of the Auditors. The external and internal auditors will be advised that they are ultimately accountable to the Audit Committee.
      3. Accountability of the Audit Committee. The Audit Committee has the ultimate authority and responsibility to select, evaluate the performance of, and, if necessary, replace the external and internal auditors.
      4. Communication. The Audit Committee will strive to maintain an open and free avenue of communication among management, the external auditors, the internal auditors, the Audit Committee and the Board of Directors, and will make regular reports to the Board of Directors concerning the activities and recommendations of the Audit Committee.

II.	Composition of Audit Committee.
      The Audit Committee will be comprised of three or more directors appointed by the Board of Directors upon the recommendation of the nominating and corporate governance committee, each of whom will meet the standards of independence, experience and any other qualifications required from time to time by the New York Stock Exchange (or, if the Company’s common stock is listed or traded on some other exchange or trading system, the standards of independence and any other qualifications required by the other exchange or system), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Commission. At least one member of the Audit Committee shall qualify as a “financial expert” (as defined by the Commission), as determined by the Board of Directors. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

III.	Meetings of Audit Committee.
      The Audit Committee will meet at least quarterly, or more frequently if the Audit Committee determines it to be necessary. The Audit Committee will meet periodically in executive sessions with the internal auditors and the external auditors, and will request that the external and internal auditors bring any matters they deem to be pertinent to the attention of the Audit Committee in such sessions. To foster open communications, the Audit Committee may invite other directors or representatives of management, the external auditors or the internal auditors to attend any of its meetings, but reserves the right in its discretion to meet at any time in executive session. The Audit Committee will maintain written minutes of all its meetings, which will be available to every member of the Board of Directors.

IV.	Powers of Audit Committee.

A.	Activities and Powers Relating to the External and Internal Audits.
      1. Planning the External and Internal Audits. In connection with its oversight functions, the Audit Committee will monitor the planning of both the external audit of the Company’s financial statements and the internal audit process, including taking the following actions:

a. select, retain and approve the external auditors and preapprove all audit services, audit-related services and other services permitted by law and Audit Committee policy (including the fees and terms of such services) to be performed for the Company by the external auditors, subject to the de minimus exceptions for services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit;

b. select, retain and approve the internal auditors and preapprove all services permitted by law and Audit Committee policy (including the fees and terms of such services) to be performed for the Company by the internal auditors;

c. discuss with the external and internal auditors the nature and amount of fees relating to services performed for the Company and confirm that such services (1) do not violate the Audit Committee’s policy against its internal and external auditors performing business consulting services and (2) for the external auditors, do not impair their independence under applicable professional standards and regulatory requirements;

d. as required, form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of permitted services, provided that decisions of such subcommittee to grant preapprovals will be presented to the full Audit Committee at its next scheduled meeting;

e. ensure the rotation of all audit partners (as defined by the Commission) of the external auditors having primary responsibility for the audit and the reviewing audit partner of the external auditors as required by law;

f. discuss with the external and internal auditors the scope and comprehensiveness of their respective audit plans prior to their respective audits; and

g. discuss with the external and internal auditors the results of their processes to assess risk in the context of their respective audit engagements, including all pertinent issues or concerns regarding their client relationship with the Company raised in their internal client retention assessment or similar process.

      2. Review of the External Audit. The Audit Committee will review the results of the annual external audit with the external auditors and will:

a. obtain and review timely reports by the external auditors describing:

(1) all critical accounting policies and practices to be used;

(2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the external auditors; and

(3) other material written communications between the external auditors and management, such as any management letter or schedule of unadjusted differences;

b. obtain and review timely reports by the external auditors describing:

(1) the external auditors’ internal quality-control procedures;

(2) any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors, and any steps taken to deal with any such issues; and

(3) all significant relationships between the external auditors and the Company, including those described in written statements of the external auditors furnished under Independence Standards Board Standard No. 1;

c. discuss the Company’s annual audited financial statements, quarterly financial statements and related footnotes with the external auditors and management, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

d. review other sections of the Company’s annual report or Form 10-K that pertain principally to financial matters;

e. review management’s assessment of the effectiveness of internal control over financial reporting as of the end of the most recent fiscal year and the independent auditors’ report on management’s assessment;

f. discuss with management, the internal auditors and the external auditors the following:

(1) the adequacy and effectiveness of internal control over financial reporting, including any deficiencies or material weaknesses identified by management in connection with its required quarterly certifications under Section 302 of the Sarbanes-Oxley Act; and

(2) any significant changes in internal control over financial reporting;

g. discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

h. review and discuss with management and the external auditors any significant policies relating to risk assessment and risk management, and the steps management has taken to monitor, control and minimize the Company’s major financial risk exposures, if any;

i. review with the external auditors any audit problems or difficulties with management’s response, including: (1) any restrictions on the scope of activities or access to requested information and (2) any recommendations made by the external auditors as a result of the audit;

j. review the accounting implications of significant new transactions;

k. review and discuss with management and the external auditors any significant changes required in the external auditors’ audit plan for future years; and

l. review the extent to which the Company has implemented changes and improvements in financial and accounting practices or internal controls that the external auditors previously recommended or the Audit Committee previously approved, and any special audit steps taken in light of material control deficiencies.
      3. Review of Internal Audit. The Audit Committee will review the results of the internal audit process with the internal auditors, including the following matters:

a. significant audit findings;

b. the integrity and adequacy of the Company’s management reporting processes, internal controls and corporate compliance procedures;

c. review with the internal auditors any audit problems or difficulties with management’s response;

d. significant changes required in the internal auditors’ audit plan for future years; and

e. the extent to which the Company has implemented changes and improvements in management reporting practices or internal controls that the internal auditors previously recommended or the Audit Committee previously approved.
      4. Post-Audit Review Activities. In connection with or following the completion of its review of the external and internal audits, the Audit Committee or its Chairman may in their discretion meet with the external auditors, internal auditors or management to discuss any changes required in the audit plans for future periods and any other appropriate matters regarding the audit process.
      5. Funding. The Audit Committee will determine the appropriate funding needed by the Audit Committee for payment of:

a. compensation to the external auditor;

b. compensation to any legal, accounting or other consultants employed by the Audit Committee as necessary to advise the Audit Committee; and

c. ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.
B. Other Powers.
      To the extent the Audit Committee deems necessary or appropriate, it will also:

1. retain and consult periodically with legal, accounting or other consultants as necessary to advise the Audit Committee;

2. establish and periodically review procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

3. establish clear hiring policies for employees or former employees of current or former external auditors;

4. review with management and the external auditors the effect of regulatory and accounting changes on the financial statements during the prior year, including material off-balance sheet transactions, complex or unusual transactions and highly judgmental areas, recent professional and regulatory pronouncements, and in instances where alternative accounting treatments are permitted, reasons for the accounting treatment selected;

5. discuss with the external auditors the nature of disagreements among audit engagement personnel, between audit engagement personnel and the independent reviewing partner and/or any other audit firm personnel consulted regarding appropriate accounting and disclosure for significant events or transactions;

6. request management or the external auditors to provide analyses or reports regarding (1) any “second opinion” sought by management from an audit firm other than the Company’s external auditors, or (2) any other information that the Audit Committee deems necessary to perform its oversight functions;

7. discuss with the external auditors their views regarding the clarity of the Company’s financial disclosures, the quality of the Company’s accounting principles as applied, the underlying estimates and other significant judgments that management made in preparing the financial statements, the compatibility of the Company’s principles and judgments with prevailing practices and standards and, to the extent permitted by their professional standards, their assessment of the overall degree of quality of the Company’s reported financial results based on the results of their audits;

8. discuss with the external auditors the nature and amount of all adjustments resulting from their audit, whether recorded by the Company or not, and discuss with management the reasons why any unrecorded adjustments were not included in results for the period;

9. conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities, as the Audit Committee determines to be necessary or appropriate to enable it to carry out its duties;

10. review periodically the effectiveness and adequacy of the Company’s corporate compliance procedures, including the Company’s ethics and business conduct policy, and consider and recommend to the Board of Directors any proposed changes that the Audit Committee deems appropriate or advisable;

11. review periodically with the Company’s legal counsel pending and threatened litigation, inquiries received from governmental agencies, or any other legal matters that may have a material impact on the Company’s financial statements, internal controls, or corporate compliance procedures;

12. review the integrity and adequacy of, and if necessary, recommend changes and improvements in, the Company’s disclosure policies, as well as in the internal controls of the Company; communicate recommended changes and improvements to management and the Board of Directors; and take appropriate steps to assure that recommended changes and improvements are implemented;

13. undertake any special projects assigned by the Board of Directors;

14. issue any reports or perform any other duties required by (a) the Company’s certificate of incorporation or by-laws, (b) applicable law or (c) rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange, or any other self-regulatory organization having jurisdiction over the affairs of the Audit Committee; and

15. consider and act upon any other matters concerning the financial affairs of the Company as the Audit Committee, in its discretion, may determine to be advisable in connection with its oversight functions.

V.	Review of this Charter and Audit Committee’s Performance.
      The Audit Committee will review this Charter annually, and may consider, adopt and submit to the Board of Directors any proposed changes that the Audit Committee deems appropriate or advisable. The Committee will also annually review and evaluate its own performance.
      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the external auditors.
* * * * * * * * * *
      As amended by the Audit Committee on January 31, 2005.

McMoRan Exploration Co.

Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting of Stockholders, May 4, 2006

     The undersigned hereby appoints James R. Moffett and Richard C. Adkerson, or either of them, as proxies, with full power of substitution, to vote the shares of the undersigned in McMoRan Exploration Co. at the Annual Meeting of Stockholders to be held on Thursday, May 4, 2006, at 2:30 p.m., and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as you specify on the back of this card, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed on the back of this card, and (3) as the proxies decide on any other matter.

     If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
IN THE ENCLOSED ENVELOPE

(continued on reverse side)

▲ FOLD AND DETACH HERE ▲

Please mark your votes as indicated in this example	☒

The Board of Directors recommends a vote FOR Items 1 and 2 below:

Item 1 – Election of seven directors.
Nominees are:
Richard C. Adkerson	James R. Moffett
Robert A. Day	B. M. Rankin, Jr.
Gerald J. Ford	J. Taylor Wharton
H. Devon Graham, Jr.
FOR, except withhold vote
from following nominee(s):

Item 2 - Ratification of appointment of Ernst & Young LLP as independent auditors.

FOR	WITHHOLD
☐	☐

FOR	AGAINST	ABSTAIN
☐	☐	☐

Signature(s)	Dated:	, 2006

You may specify your votes by marking the appropriate box on this side. You need not mark any box, however, if you wish to vote all items in accordance with the Board of Directors’ recommendation. If your votes are not specified, this proxy will be voted FOR Items 1 and 2.

▲ FOLD AND DETACH HERE ▲